Exhibit 99(h)(7)

SERVICES AGREEMENT

THIS AGREEMENT, (the “Agreement”) is made as of January 1, 2020 by and among: (1) National Financial Services LLC (“NFS”) and Fidelity Brokerage Services LLC (“FBS”) (solely with respect to Articles 1 and 3); (2) Fidelity Investments Institutional Operations Company, LLC. (“FIIOC”) (solely with respect to Articles 2 and 3): (3) MGI Funds Distributor, LLC (“Distributor”), (4) Mercer Investments LLC (“Adviser”), and (5) Mercer Funds (the “Trust”). Adviser and Trust are collectively referred to as “Fund Company” herein. Distributor and Fund Company are collectively referred to as “Fund/Agent” herein. NFS, FBS, and FIIOC are collectively referred to as “Fidelity” herein.

RECITALS

Each entity executing this Agreement on behalf of the Funds (defined below) is one of the following: (1) an open-end investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), with one or more series or classes of shares, (2) the principal underwriter or distributor for the Funds, (3) the transfer agent for the Funds or (4) the investment adviser for the Funds.

NFS acts as broker or clearing broker for its customers and as clearing broker for customers of its introducing broker-dealers (including its affiliate, FBS) to, among other things, effect the purchase, redemption, or exchange of shares of investment companies.

Fund/Agent wishes to have NFS and FBS provide to Fund/Agent or on its behalf certain administrative services with respect to beneficial owners of shares of such Fund which NFS has made available to customers through the following, which will be referred to collectively and individually as the “Brokerage Channels”: (1) securities brokerage accounts carried by NFS on behalf of FBS, including, but not limited to, FBS customers, accounts of various family office clients, accounts maintained for employee benefit plans through third-party administrators, and accounts maintained through registered investment advisers, banks, and trust companies; and (2) securities brokerage accounts carried by NFS on behalf of unaffiliated broker/ dealer correspondents of NFS (“Correspondents”). NFS and FBS agree to provide such services in accordance with the terms and conditions set forth in Article 1 hereof.

FIIOC provides administrative and recordkeeping services for certain employee benefit plans (the “FIIOC Plans”).

Fund/Agent desires that FIIOC serve as limited agent to accept orders for the purchase, exchange, and redemption of shares of the Funds by the FIIOC Plans (the “FIIOC Channel”). FIIOC agrees to provide such services in accordance with the terms and conditions set forth in Article 2 hereof.

The Brokerage Channels and the FIIOC Channel are referred to collectively as the “Channels.”

Fund/Agent desires that Distributor will serve as the primary point of contact between Fidelity and Fund Company in connection with all matters that arise in connection with this Agreement, including facilitating all communications to Fund Company, educating Fund Company on the Fidelity business and protocols, overseeing implementation of new Funds, and assisting with the resolution of all Fund servicing matter inquiries.

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DEFINITIONS

(1)	“1934 Act” means the Securities Exchange Act of 1934.

(2)	“1940 Act” means the Investment Company Act of 1940.

(3)	“Business Day” means any day that the New York Stock Exchange is open for business.

(4)	“Brokerage Channels” means (i) securities brokerage accounts carried by NFS on behalf of FBS, including, but not limited to, FBS customers, accounts of various family office clients, accounts maintained for employee benefit plans through third-party administrators, and accounts maintained through registered investment advisers, banks, and trust companies; and (ii) securities brokerage accounts carried by NFS on behalf of Correspondents.

(5)	“Channels” means, individually and collectively, the Brokerage Channels and the FIIOC Channel.

(6)	“Close of Trading” means the close of trading on the New York Stock Exchange or such other time as communicated by Fund/Agent to Fidelity in accordance with the Fund Notices provisions of the Agreement.

(7)	“Correspondent” means an unaffiliated introducing broker/ dealer client of NFS.

(8)	“EDT” means electronic data transmission.

(9)	“ERISA” means the Employee Retirement Income Security Act of 1974, as it has been or may be amended from time to time.

(10)	“Fidelity System” means the NFS transaction processing and recordkeeping system.

(11)	“FIIOC Channel” means accounts held by certain employee benefit plans for which FIIOC provides administrative and recordkeeping services, but excluding any accounts held through Fidelity Investments Institutional Services Company, LLC

(12)	“FIIOC Plans” means certain employee benefit plans for which FIIOC provides administrative and recordkeeping services, but excluding any accounts held through Fidelity Investments Institutional Services Company, LLC

(13)	“FMTC” means Fidelity Management Trust Company, an affiliate of FIIOC.

(14)	“FPRS” means the Fidelity Participant Recordkeeping System.

(15)	“Fund” or “Funds” means one or more series or class of shares of any open-end investment company registered under the 1940 Act and set forth on Exhibit C or otherwise contemplated by this Agreement.

(16)	“Losses” means any and all claims, demands, actions, losses, damages, liabilities, or costs, charges, counsel fees, and expenses of any nature.

(17)	“No Transaction Fee Fund” means any Fund that is subject to a NTF Asset-Based Fee. In purchasing a No Transaction Fee Fund, customers do not pay a transaction fee to NFS or a sales charge to the Fund.

(18)	“NAV” means the net asset value.

(19)	“NSCC” means the National Securities Clearing Corporation.

(20)	“Orders” means orders for the purchase, exchange, and redemption of shares of the Funds.

(21)	“Personal Information” means non-public personally identifiable information or data concerning Shareholders, or any information or data that Fund/Agent collects or derives from interactions with Fidelity or its employees, relating to Shareholders.

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(22)	“Pricing Information” means, with respect to any Fund, (1) the confirmed NAV for such Fund at the Close of Trading on the applicable Business Day, (2) the change in such Fund’s NAV from the Close of Trading on the prior Business Day, (3) in the case of Funds which pay a daily dividend, the latest daily accrual for interest rate factor (“mil rate”) and the change in the mil rate from the Close of Trading on the prior Business Day, and (4) on ex dividend date, if applicable, dividend and capital gain information.

(23)	“Proprietary Information” means any and all technical, trade secret, or business information, including, without limitation, SSAE16 reports, financial information, business or marketing strategies or plans, product development or customer information, including but not limited to Personal Information.

(24)	“Prospectus” means, with respect to any Fund, the then current prospectus including any supplements thereto.

(25)	“Shareholder” means a beneficial owner of shares of any Fund held through Fidelity.

(26)	“Shares” means units of ownership interest in any Fund.

(27)	“Summary Prospectus” shall have the meaning assigned to it in 17 CFR 230.498.

(28)	“Transaction Fee Fund” means any Fund that is not subject to a NTF Asset-Based Fee. When purchasing a Transaction Fee Fund, customers may pay a transaction fee to NFS or a sales charge to the Fund.

ARTICLE 1 - BROKERAGE CHANNELS

In consideration of the promises and mutual covenants set forth herein NFS, FBS, and Fund/Agent agree as follows:

1.1	Shareholder Services

(a)	Shareholder Account Set-up and Maintenance

NFS shall maintain and provide to the Brokerage Channels adequate facilities and procedures to: (1) establish and maintain Fund investments on behalf of Shareholders within a consolidated brokerage account(s) on the Fidelity System, and (2) access Shareholders’ current Fund information including, but not limited to, share balances, dividend information, and transaction history.

(b)	Shareholder Assistance

NFS shall make available to Correspondents any information maintained by NFS as may be reasonably requested by Correspondents in connection with the resolution of Shareholder servicing inquiries relating to the Funds. NFS personnel will assist, as applicable, Correspondents in the investigation of Shareholder inquiries when necessary. FBS will provide shareholder assistance for Shareholders who maintain brokerage accounts with FBS.

(c)	Transaction Processing and Settlement

The Fidelity System shall enable Shareholders to purchase, redeem and exchange shares of available Funds. NFS shall facilitate settlement with each Fund for any Shareholder transactions transmitted to NFS by the Brokerage Channels on behalf of Shareholders.

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Fund/Agent agrees that it shall make arrangements for all transactions processed pursuant to this Agreement to be processed through the NSCC Fund/SERV system. Unless specifically stated otherwise in this Agreement, Orders received by NFS or FBS before the Close of Trading on any Business Day will receive that Business Day’s next applicable price. Any Order received by NFS or FBS after the Close of Trading on any Business Day shall be treated as if received on the next Business Day.

As applicable, each party or its agent has executed a standard member agreement required for participation in the NSCC. As applicable, each party or its agent agrees to participate in “FundSERV,” “Networking,” and/or “Defined Contribution Clearance and Settlement” processing with the other under the terms of the member agreement. Further, Fund/Agent agrees to participate in the NSCC “Mutual Fund Profile Service II.” Settlement for trades placed through the NSCC will follow the guidelines and operational procedures set forth by the NSCC and the Securities Industry Automation Corporation (“SIAC”).

For any account that is registered to identify that account as containing the assets of customers of FBS or customers of Correspondents of NFS (“NFS Account”), Fund/Agent will not accept an Order on behalf of an NFS Account unless such Order is submitted by NFS.

(d)	Reconciliation Support

For each omnibus house account, Fund/Agent shall, generally at the Close of Trading each Business Day (but in no event later than 6:00 AM EST on the following Business Day), provide Fidelity directly with secure transmissions detailing all settled house account activity as of that Business Day (i.e., trades, corrections, dividends payments, transfers, corporate actions or other information reasonably required for an accurate reconciliation) and closing house account position balances. These transmissions shall be formatted per industry standard reconciliation file layouts (e.g. provided as DST ‘TIP’ files, BNY ‘DLZ’ files) or as defined by Fidelity standard layouts or in another mutually agreed upon file type. Fund/Agent shall make available to Fidelity a web portal where Fidelity may view its house account activity and balance data (e.g. DST Vision, BNY Advisor Central).

For Shares held in NSCC Fund/SERV Networking Level 3 accounts, in addition to the transmission details above, Fund/Agent will provide daily account activity and daily position balances in accordance with current standard NSCC Networking layouts.

(e)	Agency Trading

Fund/Agent hereby appoints NFS as its agent for the sole and limited purpose of accepting Orders. NFS hereby accepts its appointment on the terms and conditions set forth herein. Notwithstanding anything in this Agreement to the contrary, NFS shall not be acting as agent for Fund/Agent in any manner whatsoever, except in accepting such Orders. NFS may appoint a third party as its agent (“NFS’ Agent”) for the purpose of receiving Orders on behalf of NFS. NFS’ Agent may also appoint intermediaries as subagents for the limited purpose of receiving Orders on behalf of NFS. Such Orders received by NFS’ Agent or a subagent shall be deemed received by NFS, and accordingly by Fund/Agent, simultaneously. If Orders are received by NFS, NFS’ Agent or a subagent prior to the Close of Trading on a Business Day or such other time as designated in writing to NFS by Fund/Agent, they shall be treated as having been received by Fund/Agent on such Business Day (“Trade Date”).

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The parties acknowledge that some Orders may, pursuant to the practices and procedures of the NSCC, be transmitted through the NSCC “Defined Contribution Clearance and Settlement System.” For such Orders, NFS will, by 9:00 A.M. Eastern Time, or other mutually agreed upon time, each Business Day following Trade Date (“TD + 1”), provide to Fund/Agent either summarized trading instructions for the net purchase or net redemption of Shares of the Funds or detailed trading instructions based on Orders accepted by NFS or NFS’ Agent prior to Close of Trading on the prior Business Day. NFS will provide both summarized and detailed trading instructions to Fund/Agent on TD+1 via Fund/SERV. Such instructions shall be effected at the public offering price, or such other price as may apply to the transaction, of the Shares of the respective Fund calculated as of the Close of Trading on the Business Day on which the Order was accepted by NFS or NFS’ Agent.

(f)	Shareholder Account Statement Preparation and Distribution

With respect to each Shareholder holding Fund investments through NFS, NFS shall deliver or cause to be delivered statements, in written or electronic format, to such Shareholder at least quarterly. Statements will include transaction details for the statement period for each Fund in which Shares were purchased, redeemed, or exchanged, and a summary of the number of Fund Shares owned and share value thereof as of the statement date to the extent such value is provided to NFS by the Fund.

(g)	Confirmation Preparation and Distribution

To the extent confirmation of a particular transaction is required by federal securities laws, NFS shall generate a written confirmation for such purchase, redemption, or exchange transaction for Fund transactions processed through NFS. Such confirmation shall be distributed to Shareholders in written or electronic format through or on behalf of the Brokerage Channels.

(h)	Payment of Fund Distributions

NFS shall distribute to Shareholders all dividend, capital gain, or other payments authorized by the Fund and distributed to and received by NFS, and such distributions, including, but not limited to, dividend reinvestment into the Fund or cash payments of distributions shall be credited to Shareholders.

(i)	NFS’ Prospectus Delivery Obligations

Subsequent to any Shareholder’s acquisition of Shares by purchase or exchange, FBS or a Correspondent shall provide to such Shareholder, in written or electronic form, or provide electronic access to, a confirming Prospectus for such Fund to the extent such Prospectus is required by federal securities laws with respect to such acquisition and is provided by Fund/Agent to NFS or its designee. To the extent required by federal securities laws, FBS or Correspondent of NFS shall also (i) send the respective Fund Prospectuses to Shareholders who request them from NFS or FBS, and (ii) send, in either paper or electronic form, periodic Fund reports to Shareholders.

The obligations set forth in this section may be satisfied by delivering a Summary Prospectus in place of a statutory Prospectus, if one exists. FBS or a Correspondent may retain the services of a third-party vendor to handle the obligations set forth in this section.

(j)	Account Level Tax Reporting

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NFS shall provide federal tax information to Shareholders through the Brokerage Channels on IRS Forms 1099-DIV, 1099-INT and 1042-S as may be required by the then-prevailing laws and regulations under the Internal Revenue Code. Fund/Agent agrees to provide any and all information necessary for NFS to provide year-end tax reporting and statements and reports concerning dividends and distributions to Shareholders.

1.2	Compensation

For their services under Article 1, NFS and FBS shall be entitled to the fees set forth in Exhibit A attached to this Agreement, as said Exhibit may be amended from time to time in accordance with the terms of this contract.

1.3	Retirement FundsNetwork

FBS, through Fidelity Institutional Wealth Services (“IWS”), sponsors Retirement FundsNetwork, a program through which certain retirement plans that are clients of IWS may direct the purchase, redemption and exchange of shares of mutual funds. To the extent Fund/Agent determines that any Fund will participate in the Retirement FundsNetwork, the terms of Exhibit B will apply.

1.4	12b-1 Fees

To the extent 12b-1 fees are due to NFS or FBS pursuant to a Fund’s 12b-1 plan, such 12b-1 fees shall be paid to NFS or FBS, as the case may be, by the Distributor only after, for as long as, and to the extent that Distributor receives such 12b-1 fees from the Fund.

Notwithstanding anything to the contrary in the Agreement and the preceding sentence, if the Fund stops making such payments, for any reason, including in connection with the termination, suspension, or modification of any Fund’s 12b-1 Plan, Fund/Agent shall be responsible to Fidelity for payment of amounts owed to Fidelity with respect to each Share of such Fund held in the FBS or Correspondent account for so long as such Share is held in the FBS or Correspondent account.

1.5	Miscellaneous

(a)	Customer Fees

(1)	No Transaction Fee Fund Program

During the term of this Agreement, the parties acknowledge and agree that NFS and FBS reserve the right to impose their own short term trading fees on certain customers upon such customers’ redemption of certain Shares, or for other trading services.

(2)	Transaction Fee Fund Program

During the term of this Agreement, NFS or FBS may assess against or collect from their brokerage customers any transaction fee upon the purchase, redemption, or exchange of such Funds in their sole discretion. All such fees shall accrue directly to NFS and/or FBS and shall not be remitted to the Fund or the Fund/Agent.

(b)	Sales Charge Reductions

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If applicable, sales charges of the Fund may be subject to reductions under a variety of circumstances as described by the Fund in the FundsNetwork Mutual Fund Addition Form or other successive method or form. If applicable, to implement these reductions, the Fund/Agent hereby agrees to assist NFS and FBS to ensure that Shareholders receive the correct sales charges on their purchases.

(c)	Frequent Trading

NFS makes and will continue to make available to Fund/Agent tools for monitoring of disruptive trading practices and for communication to NFS as to which accounts to provide warnings and/or blocks from trading. NFS will execute instructions to restrict or prohibit further purchases or exchanges by any Shareholder identified by the Funds as having engaged in trading that violates the Funds’ market timing policies. In addition, NFS will reasonably cooperate with the Funds to investigate and address transactions identified by the Funds as being disruptive.

(d)	Redemption Fees

To the extent the necessary Shareholder information is maintained on the books and records of NFS, it will collect, on behalf of the Funds, all of the Funds’ applicable short term redemption fees (as described in writing by Fund/Agent and subject to any applicable waivers) on all Brokerage Channel accounts held by NFS and traded omnibus with Fund/Agent or its designee, and will remit applicable short term redemption fees to Fund/Agent or its designee. Fund/Agent represents that it has received and reviewed the NFS Redemption Fees Waiver Policies and Procedures document (the “NFS Waiver Policies”) which sets forth the process NFS uses to assess redemption fees waivers, and that NFS, by assessing such waivers in accordance with the NFS Waiver Policies and Fund/Agent’s direction as contemplated in the NFS Waiver Policies, will comply with the provisions of each applicable Fund’s Prospectus. Fund/Agent further warrants and represents that it will immediately notify NFS in writing of any change to a Fund’s Prospectus such that NFS, by providing redemption fee waivers as directed herein, will no longer comply with the provisions of such Prospectus. NFS shall be entitled to compensation for any Loss resulting from the Fund/Agent’s failure to notify NFS of such change, or otherwise arising out of NFS’s assessment of redemption fees and processing of redemption fee waivers in accordance with Fund/Agent’s direction.

(e)	SEC Regulation S-P

The parties agree that they have adopted policies and practices related to the protection of non-public personally identifiable information pursuant to SEC Regulation S-P. These policies and practices are reasonably designed to comply with Regulation S-P in all material respects, including, but not limited to, the obligation to provide appropriate administrative, technical and physical safeguards reasonably designed to (1) provide for the security and confidentiality of Shareholder records and information; (2) protect against any anticipated threats or hazards to the security or integrity of Shareholder records and information; and (3) protect against unauthorized access to or use of Shareholder records or information that could result in substantial harm or inconvenience to any Shareholder.

(f)	Anti-Money Laundering Program

NFS and FBS have, to the extent required, each established and implemented anti-money laundering compliance programs, which include, among other things, independent testing of the programs, pursuant to Section 352 of the USA PATRIOT Act and related

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regulations and the establishment and operation of any customer identification programs required pursuant to Section 326 of the USA PATRIOT Act and related regulations and their implementation of these programs is otherwise reasonably designed to comply in all material respects with applicable law.

ARTICLE 2 - FIIOC CHANNEL

In consideration of the promises and mutual covenants set forth herein FIIOC and Fund/Agent agree as follows:

2.1	Scope

Notwithstanding any contrary provision of the Agreement, no Fund listed on Exhibit C will be construed as being covered by Article 2 unless a FIIOC Plan has invested in the Fund. FIIOC reserves the right to exclude from FIIOC Plan availability under Article 2 any Fund which FIIOC has determined in its sole discretion it will not make available to the FIIOC Plans.

2.2	Appointment of FIIOC

Fund/Agent hereby appoints FIIOC as its agent for the sole and limited purpose of accepting Orders by the FIIOC Plans. FIIOC hereby accepts its appointment on the terms and conditions set forth herein. Notwithstanding anything in this Agreement to the contrary, FIIOC shall not be acting as agent for Fund/Agent in any manner whatsoever, except in accepting such Orders.

2.3	Orders and Acceptance

FIIOC, as agent of Fund/Agent, may accept Orders from the FIIOC Plans. If such Orders are received by FIIOC prior to the Close of Trading on a Business Day, they shall be treated as having been received by Fund/Agent on such Business Day. Any Order received by FIIOC after the Close of Trading on any Business Day shall be treated as if received on the next Business Day.

2.4	Pricing Information

By 8:00 p.m. ET each Business Day, Fund/Agent will transmit to FIIOC the Pricing Information for each Fund in which the FIIOC Plans have invested. If on any Business Day Fund/Agent does not provide such Pricing Information to FIIOC, FIIOC shall hold all associated transaction activity in the FIIOC Plans until the relevant Pricing Information is made available by Fund/Agent subject to the provisions of the following Section 2.5. The detailed pricing procedures to be followed by Fund/Agent and FIIOC are outlined in Exhibit F, provided however, that dividend and capital gain information may only be communicated to FIIOC by electronic means in accordance with Sections (2) through (5) of Exhibit F.

2.5	Pricing Failures

(a)	In the event that Fund/Agent fails to provide Pricing Information on any Business Day, as detailed in Section 2.4 of this Article 2, and such failure causes a Participant (defined below) to incur a loss as a result of a purchase of, or distribution from, a Fund, or an exchange from a Fund to any FIIOC Plan investment option (including, but not limited to, Fidelity mutual funds, non-Fidelity mutual funds, employer stock, commingled pools, guaranteed investment contracts, and customized separately managed portfolios) such Participant will be entitled to compensation for the amount of such loss.

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(b)	In the event that Fund/Agent provides an incorrect price and said error causes a monetary loss to any FIIOC Plan participant (“Participant”) account maintained by FIIOC, then Fund/Agent shall be responsible for compensating the account(s) so that any Participant who has incurred such a loss shall be made whole generally in accordance with the Fund’s price error correction policy.

(c)	In the event that any Participant accounts gain from an incorrect price, FIIOC shall adjust such accounts upon notification to the FIIOC Plan sponsor(s). If Participants received distributions during the time period affected by an overstated price, FIIOC shall make a reasonable effort to recover overpayments from such Participants, upon notification to the FIIOC Plan sponsor(s) and provided that Fund/Agent assumes responsibility for all reasonable and demonstrable expenses incurred by FIIOC in attempting to recover the overpayments. If exchange transactions are involved, FIIOC shall sell the excess Shares in the affected Participant accounts on a current basis and remit the resulting proceeds to Fund/Agent generally in accordance with the Fund’s price error correction policy.

(d)	Fund/Agent shall not net the impact of individual Participant gains and losses in calculating any compensation due Participants and/or FIIOC as the result of an incorrect price.

2.6	Trade Reporting and Settlement

(a)	Each Business Day following Trade Date (“TD + 1”), FIIOC may provide to NFS instructions for the net purchase or net redemption of Shares of the Funds based on Orders accepted by FIIOC prior to Close of Trading on the prior Business Day, if any. FIIOC shall cause such instructions to be transmitted to Fund/Agent in accordance with the provisions of Article 1 of the Agreement and pursuant to each party’s obligations under the rules of membership of the NSCC.

(b)	Certain FIIOC Plans may utilize unaffiliated trustees or other service providers that are responsible for Order settlement. For such Orders, FIIOC will, by 9:00 A.M. Eastern Time, or other mutually agreed upon time on TD + 1, provide to Fund/Agent, via facsimile or other mutually agreed upon means, summarized trading instructions for the net purchase or net redemption of Shares of the Funds based on Orders accepted by FIIOC prior to Close of Trading on the prior Business Day. Settlement for these Orders may be effected by the FIIOC Plan’s trustee or other third-party. Neither FIIOC nor NFS shall have any responsibility for the settlement of such Orders.

(c)	In any event, Fund/Agent shall effect Order instructions at the NAV of the Shares of the respective Fund calculated as of the Close of Trading on the Business Day on which the Order was accepted by FIIOC.

2.7	FMTC Fund Unitization

At the direction of a FIIOC Plan sponsor, a Fund may be unitized by FMTC for purposes of including the Fund as a component of a custom investment option for Participants. The operating guidelines that govern such unitization are attached hereto as Exhibit G and, in furtherance of Exhibit G, the parties agree that FMTC is a third party beneficiary to the Agreement.

2.8	Fund Waivers

If applicable, Fund/Agent hereby agrees to waive any and all loads or fees associated with purchase, exchange and redemption transactions by FIIOC Plans in the Funds except for the

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redemption fees, if any, stated in Sections 2.13 and 2.14 of this Article 2. Any trading restrictions, including those related to the size and frequency of transactions, are also waived, except for the frequent trading restrictions, if any, stated herein.

2.9	Compensation

For its services under Article 2, FIIOC shall be entitled to the fees set forth in Exhibit A attached to this Agreement, as said Exhibit may be amended from time to time in accordance with the terms of this agreement

2.10	FIIOC Prospectus Delivery Obligations

To the extent Shares of a particular Fund are allocable to a FIIOC Plan, and to the extent required by federal securities laws, FIIOC shall be responsible for sending, in either paper or electronic form, the respective Fund Prospectuses to Participants who request them and for sending, in either paper or electronic form, periodic Fund reports to Participants, and may retain the services of a third-party vendor to handle such delivery.

FIIOC may satisfy its obligation arising under the immediately preceding paragraph by delivering a Summary Prospectus in place of a Prospectus, if one exists.

2.11	Proxies

Fund/Agent shall be responsible for all costs associated with the production and distribution of proxy materials. FIIOC shall retain the services of a third-party vendor to handle proxy solicitations and vote tabulation. Expenses associated with such services shall be billed directly to Fund/Agent by the third party vendor.

2.12	Information Regarding the FIIOC Plans

FIIOC shall make available to Fund/Agent or a Fund such information concerning the FIIOC Plans and Participants as shall reasonably be necessary for Fund/Agent to fulfill its obligations under this Agreement or applicable law, or as reasonably requested by Fund/Agent. FIIOC shall transmit to a third-party vendor selected by FIIOC information that is reasonably necessary for the Fund to comply with applicable state Blue Sky laws.

2.13	Redemption Fees

Fund/Agent directs FIIOC to assess redemption fees on redemptions (including exchange redemptions) of Shares effected by Participants of certain of the Funds as set forth on Exhibit C (the “Redemption Fee Funds”).

In accordance with this direction, FIIOC shall assess redemption fees on Participant transactions in the Redemption Fee Funds. Fund/Agent represents that it has received and reviewed the Redemption Fees Policies and Procedures document, as may be amended from time to time, (the “FIIOC Redemption Fee Policies”) which sets forth the parameters FIIOC will use to assess redemption fees on Participants’ transactions pursuant to this direction and remit those fees to the Fund/Agent, and that FIIOC, by assessing redemption fees in accordance with the FIIOC Redemption Fee Policies, will be complying with the provisions of each Redemption Fee Fund’s Prospectus. Fund/Agent further warrants and represents that it will immediately notify FIIOC in writing of any change to a Redemption Fee Fund’s Prospectus, or (ii) if an amendment to the FIIOC Redemption Fee Policies would cause FIIOC, by assessing redemption fees as directed in accordance with the FIIOC Redemption Fee Policies, to no longer be complying with the provisions of such Prospectus. FIIOC shall be entitled to compensation for any Loss resulting

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from Fund/Agent’s failure to notify FIIOC of such change, or otherwise arising out of FIIOC’s assessment of redemption fees in accordance with Fund/Agent’s direction.

2.14	Frequent Trading Policy

Fund/Agent directs FIIOC to monitor, and where appropriate restrict, the frequency of transactions in the Funds executed by Participants. Fund/Agent represents that it has received and reviewed the document entitled “Frequent Trading Policy” and Fund/Agent directs FIIOC to monitor, and where appropriate restrict, Participant transactions in the Funds in accordance with the Frequent Trading Policy. Fund/Agent further represents that FIIOC’s actions, in monitoring and restricting the ability of Participants to effect transactions in the Funds in accordance with the Frequent Trading Policy, are in compliance with the terms and conditions of each Fund’s Prospectus. Each party acknowledges that the Frequent Trading Policy may be amended from time to time upon provision of written notice from FIIOC and further, that the indemnities available in Article 3 of this Agreement apply to the failure to satisfy any obligation hereunder, or the breach of any warranty or representation made herein.

2.15	Required Disclosures

Fund/Agent agrees to provide FIIOC all information that may be required under ERISA including, but not limited to, the regulations set forth under section 404(a) and applicable regulations to be provided or made available to Participants for which the Fund is available as an investment option. Further, Fund/Agent agrees to update such required information in a timely manner in order to allow the FIIOC Plan sponsor to meet its obligations under such requirements.

ARTICLE 3 - COMMON PROVISIONS

3.1	Representations and Warranties

(a)	Fund/Agent represents and warrants that:

(1)	it is duly organized or incorporated and validly existing under its jurisdiction of organization or incorporation, and has the requisite authority to enter into this Agreement on its own behalf and on behalf of the Fund(s);

(2)	the execution and delivery of this Agreement by the Fund/Agent and the performance of this Agreement by the Fund/Agent have been duly authorized by all necessary action on its part, and this Agreement constitutes the valid and binding obligations of the Fund/Agent;

(3)	it is in material conformity with all federal or state laws, rules or regulations and the rules and regulations of any regulatory or self-regulatory organization to which the Funds, the Fund/Agent or their agents are subject;

(4)	any sales charges detailed in the Fund(s) Prospectus(es) are not excessive as defined by FINRA Rule 2341;

(5)	to the extent the Funds listed on Exhibit C attached hereto are indicated as available to FIIOC customers, such Funds are qualified under applicable state securities laws in each of the 50 states and territories of the United States;

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(6)	it is responsible for providing a Fund Prospectus and annual reports to Fidelity or to any such third-party vendor selected by Fidelity for purposes of delivering to Shareholders;

(7)	it has reasonable policies and procedures in place to comply with Rule 12b-1(h) under the Investment Company Act of 1940, as amended and that Fund/Agent uses reasonable criteria in the selection of its selling brokers;

(8)	if applicable, it will adopt reasonable policies and procedures to ensure that its use of Summary Prospectuses shall comply with 17 CFR 230.498;

(9)	it or its designee will promptly respond to any FINRA request to verify what the Funds’ books and records reflect for Shares held in the name of NFS;

(10)	it will promptly notify Fidelity in the event that it is for any reason unable to perform any of its obligations under this Agreement; and

(11)	the payment to Fidelity of any fees pursuant hereto:

(i)	has been duly authorized by the Fund(s), the Board(s) of Trustees of the Fund(s), or any other persons to the extent such authorization is required to properly make such payment;

(ii)	is properly disclosed in the relevant Fund Prospectus to the extent such disclosure may be required; and

(iii)	is in conformity with all federal or state laws, rules or regulations and the rules and regulations of any regulatory or self-regulatory organization to which the Funds, the Fund/Agent or their agents are subject.

(b)	FBS and NFS each represent and warrant that:

(1)	it is a Limited Liability Company duly organized under the laws of the State of Delaware and is duly registered and/or qualified as a broker/dealer with the SEC, FINRA and in every state or territory of the United States of America (including the District of Columbia) where such registration or qualification is required and has the requisite authority to enter into this Agreement and to carry out the services contemplated herein;

(2)	the execution and delivery of this Agreement and the performance of the services contemplated herein have been duly authorized by all necessary corporate action on its part, and this Agreement constitutes the valid and binding obligation of FBS and NFS; and

(3)	it is in material conformity with all federal, state and industry laws or regulations to which it is subject.

(c)	FIIOC represents and warrants that:

(1)	it is a corporation duly organized under the laws of the Commonwealth of Massachusetts and has the requisite authority to enter into this Agreement and to carry out the services contemplated herein;

(2)	it is registered pursuant to Section 17A of the 1934 Act;

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(3)	the execution and delivery of this Agreement and the performance of the services contemplated herein have been duly authorized by all necessary corporate action on its part, and this Agreement constitutes the valid and binding obligations of FIIOC;

(4)	it is in material conformity with all federal, state and industry laws or regulations to which it is subject; and

(5)	the arrangements provided for in Article 2 of this Agreement will be disclosed to the FIIOC Plans through their representatives.

(d)	Each party hereto represents and warrants that:

(1)	it shall provide to the others such information or documentation necessary for such party to fulfill its obligations hereunder, such other information or documentation as any party may reasonably request, and that it shall comply with such operating policies and procedures as the parties may jointly adopt from time to time. Fidelity’s provision of additional information or documentation requested by Fund/Agent may be subject to additional fees.

(e)	Fund/Agent agrees and acknowledges that:

(1)	Fidelity acts as a broker with respect to the availability of Shares through Fidelity and its intermediary clients;

(2)	Fidelity does not act as an underwriter of the Funds with respect to any Funds made available through Fidelity or its intermediary customers;

(3)	Nothing in this Agreement will be deemed to require that Fidelity market or promote the Funds or engage in any activity that is primarily intended to result in the sale of Shares;

(4)	The fees payable hereunder are not “special cash compensation” for purposes of FINRA Rule 2341(1)(4); and

(5)	Fidelity is not responsible for: (1) the compliance of any Prospectus, Summary Prospectus or supplement thereto, annual report, proxy statement, or item of advertising or marketing material of or relating to any Fund, with any applicable laws, rules, or regulations; (2) the registration or qualification of any shares of any Fund under any federal or applicable state laws; or (3) the compliance by any Fund or Fund/Agent or any “affiliated person” (as that term is defined in the rules under the 1940 Act), with any applicable federal or state law, rule, or regulation or the rules and regulations of any regulatory or self-regulatory organization with jurisdiction over such Fund, Fund/Agent, or affiliated person.

3.2	Indemnification

Fund/Agent shall indemnify and hold harmless Fidelity and each affiliate, officer, employee and agent of Fidelity from and against any and all Losses arising out of: (1) any inaccuracy or omission in any Prospectus, Summary Prospectus or supplement thereto, registration statement, annual report, or proxy statement of any Fund or Fund/Agent; (2) any inaccuracy or omission in any advertising or promotional material provided to, reviewed by, or generated by any Fund or Fund/Agent; (3) any material breach by Fund/Agent of any representation, warranty, covenant, or

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agreement contained in this Agreement; or (4) any Losses resulting from Fund/Agent’s material breach of this contract, willful misconduct, or gross negligence, except, in each case, to the extent such Losses result from Fidelity’s material breach of this Agreement, willful misconduct, or gross negligence.

NFS and FBS shall indemnify and hold harmless Fund/Agent and each affiliate, officer, employee and agent of Fund/Agent from and against any and all Losses arising out of: (1) NFS’ or FBS’ respective dissemination of information regarding Fund/Agent or Fund that contains any inaccuracies or omissions unless such information was (i) provided to, reviewed by, or generated by Fund/Agent or any Fund, or (ii) obtained from independent third-party providers such as Morningstar, Inc. or the Lipper/Reuters Group; (2) any material breach by NFS or FBS of any representation, warranty, covenant, or agreement contained in this Agreement; and (3) any Losses resulting from NFS’ or FBS’ respective material breach of this Agreement, willful misconduct, or gross negligence, except, in each case, to the extent such Losses are the result of Fund/Agent’s willful misconduct or gross negligence.

FIIOC shall indemnify and hold harmless Fund/Agent and each affiliate, officer, employee and agent of Fund/Agent from and against any and all Losses arising out of: (1) FIIOC’s dissemination of information regarding Fund/Agent or Fund that contains any inaccuracies or omissions unless such information was (i) provided to, reviewed by, or generated by Fund/Agent or any Fund, or (ii) obtained from independent third-party providers such as Morningstar, Inc. or the Lipper/Reuters Group; (2) any material breach by FIIOC of any representation, warranty, covenant, or agreement contained in this Agreement; and (3) any Losses resulting from FIIOC’s material breach of this Agreement, willful misconduct, or gross negligence, except, in each case, to the extent such Losses are the result of Fund/Agent’s willful misconduct or gross negligence.

In providing the indemnifications hereunder, each party hereto agrees to maintain such insurance coverage as shall be reasonably applicable under the circumstances.

3.3	Limitation of Liability

Except claims for personal injury, damage to tangible property, intellectual property infringement and breaches of confidentiality, in no event will the measure of damages payable by a party hereunder include, nor will a party be liable for, any consequential, indirect, incidental, exemplary or punitive damages (including damages due to business interruption or lost profits, savings, competitive advantage or goodwill) arising from or related to this Agreement, whether or not foreseeable, and regardless of the cause of such damages even if the party has been advised of the possibility of such damages in advance. For the avoidance of doubt, the parties agree that Participant losses contemplated by Article 2, Section 2.5 are not intended to be construed as consequential, indirect, incidental, exemplary or punitive damages.

3.4	Confidentiality

(a)	General.

Each party acknowledges and understands that with respect to the activities described in this Agreement Proprietary Information shared by one party with the other is confidential and proprietary, constitutes trade secrets of the owner of such Proprietary Information, and is of great value and importance to the success of the owner’s business. The recipient of any such Proprietary Information agrees to use its best efforts (the same being not less than that employed to protect its own Proprietary Information) to safeguard any Proprietary Information received from the other party and to prevent the unauthorized, negligent or inadvertent use or disclosure thereof. The recipient of any such Proprietary Information shall not, without the prior written approval of any officer of the owner, directly or

14	Confidential Information

indirectly, disclose the Proprietary Information to any person or business entity except for a limited number of employees, attorneys, accountants and other advisors of the recipient on a need-to-know basis or as may be required by law or regulation. The recipient of any such Proprietary Information shall promptly notify the owner in writing of any unauthorized, negligent or inadvertent use or disclosure of Proprietary Information. The recipient of any such Proprietary Information shall be liable under this Agreement to the owner for any use or disclosure in violation of this Agreement by it or its employees, attorneys, accountants, or other advisors or agents. Each party agrees not to disclose or make public to anyone, in any manner, the terms of this Agreement, except as contemplated herein and/or required by law, without the prior written consent of the other parties.

Notwithstanding anything to the contrary in this Section 3.4, the recipient of such Proprietary Information shall not have any obligations under this section with respect to any information that is: (1) already known to the recipient or its affiliates at the time of the receipt; (2) publicly known at the time of the receipt or becomes publicly known through no wrongful act or failure of recipient; (3) subsequently disclosed to recipient or its affiliates by a third party; (4) independently developed by the recipient or its affiliates; (5) legally compelled to be disclosed pursuant to a subpoena, summons, order or other judicial or governmental process; or (6) disclosed to a regulatory or self-regulatory body as part of a routine examination of the recipient or in response to a request for information by a regulatory or self-regulatory body that is directed at the recipient. For the sake of clarity, the recipient shall use its best efforts to provide reasonable notice to the disclosing party prior to making the disclosure to the extent that the request for information by a regulatory or self-regulatory body is directed at the recipient but targeted at obtaining information only about the disclosing party, unless such request is classified as confidential by such regulatory or self-regulatory body. This section shall continue in full force and effect notwithstanding the termination of this Agreement.

Each party agrees to comply with its obligations under the terms of the Gramm-Leach-Bliley Act of 1999 (15 U.S.C. 6801 et seq.) and other privacy laws, to the extent applicable, and to cooperate with the other party at such party’s request in the fulfillment of any such obligations. Fund/Agent agrees that any Fidelity Proprietary Information shall be used by Fund/Agent only in connection with carrying out Fund/Agent’s responsibilities under this Agreement.

In no event shall any Fidelity Proprietary Information that Fund/Agent receives solely as a result of this Agreement be used by Fund/Agent for any other purpose whatsoever (including, without limitation, the marketing of Fund/Agent’s other products or services, and, except to the extent permitted by NYSE Rule 465, Fund/Agent is expressly prohibited from using Fidelity Proprietary Information that it receives solely as a result of this Agreement to contact or market to Fidelity customers or Shareholders through any means for any other purpose. Fund/Agent agrees that such Fidelity Proprietary Information shall not be given, bartered, sold, traded, transferred or exchanged by Fund/Agent in any way to other companies or entities for any uses and if this were to occur it would cause irreparable harm to Fidelity.

(b)	Fidelity Data.

In furtherance of the performance of the services provided for under this Agreement, Fidelity may provide Fund/Agent with access to:

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(1)	Fidelity’s proprietary website www.fundsnetwork2.com and any successor website thereto (the “FundsNetwork Website”) through which Fund/Agent has access to information, without limitation, data related to the sales of Fund/Agent’s investment products through the Fidelity Channels (collectively, “FundsNetwork Data”); and

(2)	additional information and data that Fidelity considers Proprietary Information, including, without limitation, data, reports and other information related to the sales of Fund/Agent’s investment products through the Fidelity Channels and other information (“Additional Data”).

Fidelity may terminate Fund/Agent’s access to or use of the FundsNetwork Website, FundsNetwork Data, or Additional Data (collectively, “Fidelity Data”), without liability, upon notice to Fund/Agent. Notwithstanding the foregoing, Fidelity shall continue to provide or make available to Fund/Agent information or documentation that is reasonably necessary for Fund/Agent to comply with its obligations under applicable law.

3.5	Effective Date, Duration, and Termination

With respect to any Fund, this Agreement shall become effective upon the earlier of: (1) the date such Fund is identified on Exhibit C, as amended from time-to-time; or (2) the availability of any Fund to any of the Channels. Any amendment to Exhibits A and C may be delivered to Fund/Agent via electronic means. Such amendment shall be effective on the date stated in such amendment. The acceptance by Fund/Agent of any Order after the date stated in such amendment shall represent Fund/Agent’s acceptance of such amendment. The Fund/Agent represents that prior to the effective date, if the Fund or the Fund’s Board of Trustees requires any approval of this Agreement, such approval has been obtained. If the Fund or its Board of Trustees requires any periodic approval of this Agreement, such approval has been or shall be obtained. This Agreement shall continue in force for one year and, thereafter, shall remain in full force and effect for successive annual periods, unless earlier terminated in keeping with the provisions of the paragraph below. Notwithstanding any provision hereof to the contrary, the provisions of Article 2, sections 2.4 and 2.5, and Article 3, sections 3.2, 3.3 and 3.4, shall survive the termination of the Agreement.

This Agreement is terminable as to any Fund by any party (i) upon 90 days prior written notice thereof to the other parties; or (ii) upon material breach hereof provided that such material breach shall not terminate this Agreement to the extent the party in material breach has been notified of such material breach by the counterparty and the party in material breach cures such material breach within 10 business days of such notice.

Notwithstanding termination of this Agreement as to any Fund, Fund/Agent will remain obligated to pay, or cause to be paid, any applicable fee as to each Share of such Fund that was considered in the calculation of the fee as of the date of such termination, for so long as such Share is held in the FBS, Correspondent or FIIOC account. This Agreement, or any provision hereof, shall survive termination to the extent necessary for each party to perform its obligations with respect to Shares for which a fee continues to be due subsequent to such termination.

3.6	Dispute Resolution

(a)	Informal Dispute Resolution

In the event that there is a dispute, claim, question or difference arising out of or relating to this Agreement or any alleged breach hereof (a “Dispute”) (except to the extent such

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Dispute is covered by Section 3.6(c) hereof), prior to the initiation of any action in a court of law, one party will deliver a written notice of Dispute to the party (the “Receiving Party”), and the parties will use reasonable efforts to settle such Dispute, either informally or through non-binding mediation. During the course of such discussions, all reasonable requests made by one party to another for non-privileged information, reasonably related to the Dispute, will be honored in order that each of the parties may be fully apprised of the other’s position. The specific format for such discussions will be left to the discretion of the parties, but may include the preparation of agreed upon statements of fact or written statements of position. Formal proceedings for the resolution of a Dispute may not be commenced until the earlier of (i) the good-faith determination by the appropriate senior executives of each party that amicable resolution through continued negotiation of the matter does not appear likely; or (ii) forty-five (45) days from the Receiving Party’s receipt of written notice of the Dispute.

(b)	Arbitration

Any Dispute not resolved by negotiation or mediation (regardless of the nature of the dispute and causes of action to be alleged, unless stated otherwise herein) between Fidelity and Fund/Agent relating to or arising out of this Agreement or the relationship of said parties hereto will be submitted to arbitration in accordance with this sub-section:

(1)	Arbitration will be held in accordance with the rules and regulations of the FINRA Code of Arbitration Procedure, except, (i) in the event that FINRA is unwilling to accept jurisdiction of the matter, such arbitration will be held in accordance with the rules and regulations of the American Arbitration Association under the Commercial Arbitration Procedures then in effect or, if the parties mutually agree, by another dispute resolution forum, and (ii) in the event that a non-party to this Agreement brings an arbitration against Fund/Agent, or Fidelity relating to or arising out of this Agreement, then the parties agree to arbitrate in whichever arbitration forum such arbitration is brought. In the event that (i) a non-party initiates a judicial proceeding against Fund/Agent or a Fund relating to, or arising out of, this Agreement, (ii) such claim cannot be compelled to arbitration, and (iii) either party asserts a claim against the other party in connection with such proceeding, then the parties agree to submit to the jurisdiction of the court in that judicial proceeding.

(2)	If the arbitration is brought by Fidelity, or Fund/Agent, the number of arbitrators will be three (3), and they will be selected in accordance with the rules and regulations of the FINRA Code of Arbitration Procedure or American Arbitration Association under the Commercial Arbitration Procedures then in effect, as appropriate. To the extent possible, the parties shall endeavor to select arbitrators who are attorneys specializing in securities law. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. Sections 1-16, to the exclusion of state laws inconsistent therewith, and judgment upon the award may be entered in any court having jurisdiction.

(3)	NFS, FBS, and Fund/Agent will each bear its own expenses, including legal and expert fees, if any, with respect to the arbitration. The arbitrator will designate the party to bear the costs of the arbitration forum and arbitrator’s fees or the respective amounts of such costs to be borne by each party. Any costs or fees,

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including attorneys’ fees, involved in enforcing the award shall be fully assessed against and paid by the party resisting or preventing enforcement of the award.

(c)	Exceptions to Dispute Resolution Procedure

The provisions of this section will not be construed to prevent a party from (i) seeking a temporary restraining order or injunctive or other equitable relief with respect to a breach (or attempted or threatened breach) of this Agreement by the other party, or (ii) making any claim or asserting any defense in litigation or other formal proceedings to the extent necessary (A) to avoid the expiration of any applicable limitations period, (B) to preserve a superior position with respect to other creditors, or (C) in the case of claims involving third parties, to allow for an expeditious and orderly presentation of a party’s claims or defenses.

No provision of this Agreement shall prohibit or restrict a party (or such party’s attorneys) from initiating communications directly with, or responding to any inquiry from, or providing testimony before, the SEC, FINRA, any other self-regulatory organization or any other state or federal regulatory authority, regarding disputes related to or arising under this Agreement or its underlying facts. For the avoidance of doubt, the parties agree that this section shall not limit a party’s rights to terminate this Agreement (with respect to any Fund or in its entirety) pursuant to Section 3.5 of this Agreement.

3.7	General Prospectus Provisions

(a)	Summary Prospectus

In the event a Fund elects to create and distribute a Summary Prospectus, Fund/Agent warrants and represents that: (1) it shall at all times remain in compliance with the requirements of 17 CFR 230.498 and (2) if a Fund determines that it will no longer support a Summary Prospectus, Fund/Agent shall provide Fidelity 120 days advance written notice of such determination. No less than 90 days prior to the date on which the Fund will no longer support a Summary Prospectus, Fund/Agent will provide Prospectuses to Fidelity or its’ designee in such sufficient quantity as is reasonably necessary for Fidelity or its’ designee to provide to Shareholders and Participants.

(b)	Prospectus Inventory

Fund/Agent (i) agrees to provide Prospectuses and periodic Fund reports to Fidelity, or to any such third-party vendor selected by Fidelity, in such sufficient quantity as is reasonably necessary for Fidelity or such third-party vendor to deliver to Shareholders and Participants on a timely basis pursuant to this Agreement, and (ii) employs the method set forth on Exhibit D to meet this obligation.

(c)	Fees

Fund/Agent shall be responsible for all materials and creation costs of the Prospectus and periodic Fund reports. Fund/Agent shall also bear the costs of sending (includes processing, tender, and postage costs), in paper or electronic form, (i) annual Prospectuses, and (ii) periodic Fund reports. To the extent delivery is required by federal securities laws, Fidelity shall bear the costs of sending (includes processing, tender, and postage costs), in paper or electronic form, (i) confirming Prospectuses (if applicable),

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and (ii) paper Prospectuses to Shareholders and Participants who request them.

For purposes of Sections 3.7(b) and (c), Prospectus shall include Summary Prospectus, if applicable.

3.8	Miscellaneous

(a)	Fund Notices

Fidelity’s provision of the administrative services set forth in this Agreement shall be conditioned on (1) Fund/Agent providing Fidelity, on a timely basis, with all the information Fidelity reasonably deems necessary for Fidelity to perform the administrative services and such other information as Fidelity may reasonably request; (2) Fund/Agent delivering to Fidelity in writing advance notice of changes affecting the availability or operation of the Funds (including, without limitation, the changes set forth on Exhibit H); and (3) on the ability of Fidelity to accommodate any such change.

Fund/Agent shall provide notice of the changes set forth on Exhibit H to Fidelity no less than sixty (60) days in advance of the effectiveness of the change, or, if that is not feasible, in no event later than notice is given to any other shareholder or intermediary client of Fund/Agent. If sufficient advance notice is not provided, Fund/Agent shall be responsible for any financial impact to Fidelity, a Shareholder, Participant, or a client that is caused by failure to give sufficient advance notice to Fidelity.

(b)	Third-Party Vendor

Fund/Agent agrees to provide to a third-party vendor selected by Fidelity (e.g., Morningstar, Thomson Reuters, eVestment Alliance), for each Fund subject to this Agreement, internally prepared descriptive information, historical performance data, monthly portfolio holdings, historical performance information and such other data as may be reasonably requested, in a file format or protocol specified by Fidelity or such third-party vendor, for each Fund for use by Fidelity with Shareholders.

(c)	Fund Restitutions

Fund/Agent agrees to reimburse Fidelity for reasonable costs associated with supporting any restitution plan affecting Shareholders or former Shareholders including, without limitation, reasonable fees for Fidelity’s services.

(d)	Suspension of Availability

Notwithstanding any other provision of this Agreement, Fidelity may suspend the availability of any Fund for purchases, redemptions or exchanges by Shareholders for any reason, including, but not limited to, court order or regulatory concerns.

(e)	Custody

Fund/Agent acknowledges that Fund Shares maintained by the Fund for Shareholders hereunder are held in custody for the exclusive benefit of customers of the Channels and shall be held free of any right, charge, security interest, lien or claim against Fidelity in favor of the Fund or its agents acting on behalf of the Fund. Accordingly, Fund/Agent must confirm such acknowledgment in Exhibit E.

(f)	Intellectual Property

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Fund/Agent will not, nor will Fund/Agent cause or permit any Fund to, describe or refer to the name “Fidelity Investments” or any derivation thereof, or to FMR LLC or any affiliate thereof, or to the services or relationship contemplated by this Agreement in any advertisement or promotional materials or activities without the prior written consent of an authorized officer of Fidelity, provided, however, that once Fidelity has authorized generic references of the availability of the Funds through Fidelity or its affiliates, said generic references shall not be subject to prior written consent.

Fund Company grants to Fidelity a non-exclusive, non-transferable, royalty-free permission to use Fund Company’s name and/or logo and applicable Fund names in print or electronic informational materials about Fund/Agent’s participation in the FundsNetwork program that Fidelity may create in connection with its performance of services under this Agreement and in accordance with the terms hereof.

(g)	Non-exclusivity

Each party acknowledges that each other party, unless otherwise agreed to in writing, may enter into agreements similar to this Agreement with other parties for the performance of services similar to those provided under this Agreement.

(h)	Force Majeure

No party shall be liable for a delay in performance or a failure to perform its obligations in whole or in part due to causes reasonably beyond the control of such party, including without limitation, war or act of war, terrorism, insurrection, riot or civil commotion, act of public enemy, flood or other act of God, and any such delay or failure shall not be considered a breach of this Agreement. Notwithstanding the foregoing, if an event of force majeure continues for a period of thirty (30) days, the party or parties whose performance is not delayed may terminate this Agreement effective immediately.

(i)	Notices

Except for the notices provided to Fidelity in accordance with Exhibit H, all notices and communications required or permitted by this Agreement shall be in writing and delivered personally or sent by first class mail unless otherwise agreed. All such notices and other communications shall be made:

(1) if to Fidelity, to:
Fidelity Investments
155 Seaport Boulevard, ZW10B
Boston, MA 02210
Attn: FundsNetwork Relationship Management

(2) if to Fund, to:
Mercer Funds
99 High Street
Boston, MA 02110
Attn: Chief Legal Officer

(3) if to Adviser, to:	Mercer Investments LLC
99 High Street

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Boston, MA 02110
Attn: Legal Department

(4) if to Distributor, to:
MGI Fund Distributor, LLC
Three Canal Plaza, Suite 100
Portland, ME 04101
Attn: Legal Department

(j)	Amendments

Unless otherwise set forth herein, this Agreement and any Exhibits hereto may be amended only upon the written agreement of the parties.

(k)	Entire Agreement

This Agreement, including any Amendments and Exhibits hereto, contains the entire agreement of the parties as to the subject matter hereof and supersedes any prior agreements, written or oral.

(l)	Choice of Laws

This Agreement shall be construed in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to the principles of conflicts of law thereof.

(m)	Successors and Assigns

No party will, without the prior written consent of the other parties, assign this Agreement or any amounts payable pursuant to this Agreement, except that any party may assign this Agreement, together with all of such party’s rights and obligations hereunder, to an affiliate or pursuant to a reorganization or change in control without such prior written consent. No assignment with or without consent shall constitute a novation or otherwise relieve any party of its obligations hereunder. The consent of a party to any assignment of this Agreement will not constitute such party’s consent to further assignment. This Agreement will be binding on the parties and their respective successors and permitted assigns. Any assignment in contravention of this subsection will be void.

Each Fund and Adviser agree that if Distributor is removed as distributor to a Fund and a new distributor (the “New Distributor”) is appointed for such Fund (the “Assigned Fund”), New Distributor shall become a party to this Agreement and shall assume all of Distributor’s rights and obligations hereunder with respect to the Assigned Fund. Notwithstanding any other provision herein, Distributor shall not be obligated to pay, or cause to be paid, any applicable fee as to each Share of such Assigned Fund that was first considered in the calculation of the fee after the date (the “Removal Date”) that Distributor is removed as distributor to such Assigned Fund. For the avoidance of doubt, all of Distributor’s rights and obligations hereunder shall survive such assignment with respect to any Fund(s) for which Distributor is still acting as distributor. Additionally, with respect to Distributor and as they relate to the Assigned Fund, (a) Sections 3.4 (Confidentiality), 3.3 (Limitation of Liability), 3.6 (Dispute Resolution), 3.8 (i) (Notices),

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3.8 (l) (Choice of Laws), and 3.8 (n) (Severability) of this Agreement shall survive any such assignment, (b) Section 3.2 (Indemnification) of this Agreement shall survive any such assignment for Losses related to the period of time prior to the Removal Date, and (c) Section 3.1 (Representations and Warranties) of this Agreement shall survive any such assignment with respect to the period of time prior to the Removal Date.

(n)	Severability

Every provision in the Agreement is intended to be severable, and if any term or provision hereof is held to be illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder hereof.

(o)	Counterparts Permitted

The Agreement may be executed in one or more counterparts, including facsimile, PDF and other electronic correspondence, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same Agreement.

(p)	Dealer Agreement Waiver

By signing this Agreement, Fund/Agent verifies that Fund/Agent does not require an executed dealer agreement from Fidelity and, in lieu of a dealer agreement, Fund/Agent has executed this Agreement.

(q)	Performance by Fidelity, Its Agents, and Affiliates

Fund/Agent acknowledges and authorizes that the services to be provided under this Agreement shall be provided by NFS, FBS or FIIOC, their agents or affiliates, including but not limited to FMTC, or the successor to any of them, and that certain of such services may be provided pursuant to one or more separate contractual agreements or relationships. Each of FBS, NFS and FIIOC shall severally, and not jointly, indemnify and hold harmless Fund/Agent from and against any and all Losses to the extent resulting from the willful misconduct or negligence of its respective agents or affiliates that are appointed by FBS, NFS or FIIOC, as applicable, to perform the services described herein and solely to the extent such Losses relate to the agent’s or affiliate’s performance of the services described herein.

(r)	Fund/Agent delegating duties

Where this Agreement provides that certain of Fund/Agent’s duties hereunder may be performed by a designee, Fund/Agent represents that, to the best of its knowledge and belief, such designee is appropriately licensed and registered to perform such duties to the extent required by applicable law, and that such designee is obligated to perform such duties in accordance with applicable law. Fund/Agent agrees that it will cause its designee to be subject to the same responsibilities and restrictions as Fund/Agent and that Fund/Agent shall remain obligated under the Agreement for the performance of such duties as if they were being performed directly.

3.9	Shareholder Information

(a)	Agreement to Provide Information.

NFS and FIIOC (together, “Intermediary”) agree to provide the Fund, upon written request, the taxpayer identification number (“TIN”), if known, of any or all Shareholder(s) of the

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account and the amount, date, name, or other identifier of any investment professional(s) associated with the Shareholder(s) or account (if known), and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares initiated by such Shareholder and held through an account maintained by Intermediary during the period covered by the request.

(1)	Period Covered by Request.

Requests must set forth a specific period, not to exceed 90 calendar days from the date of the request, for which transaction information is sought. The Fund may request transaction information older than 90 calendar days from the date of the request as it deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund. In any event, Intermediary shall have no obligation to provide FIIOC transaction information that is older than one year from the date of the request.

(2)	Form and Timing of Response.

Intermediary agrees to transmit the requested information that is on its books and records to the Fund or its designee promptly, and, for information related to transactions that were effected within one year of a request, within 10 business days after receipt of a request. If the requested information is not on Intermediary’s books and records, Intermediary agrees to : (i) provide or arrange to provide (as defined below) to the Fund the requested information regarding Shareholders who hold an account with one of its indirect intermediaries or (ii) if directed by the Fund, block further purchases of Fund Shares from such indirect intermediary. In such instance, Intermediary agrees to inform the Fund whether it plans to perform (i) or (ii). Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties. To the extent practicable, the format for any transaction information provided to the Fund should be consistent with the NSCC Standardized Data Reporting Format. For purposes of this provision, an “indirect intermediary” has the same meaning as in SEC Rule 22c-2 under the Investment Company Act.

(3)	Limitations on Use of Information.

The Fund agrees not to use the information received pursuant to this Section 3.9(a) for marketing, competitive analysis, or any other similar purpose without the prior written consent of the Intermediary.

(b)	Agreement to Restrict Trading.

Intermediary agrees to execute written instructions from the Fund as submitted (i) via FundsNetwork2.com (or similar successor system) for NFS and (ii) in writing for FIIOC to restrict or prohibit further purchases or exchanges of Shares by a Shareholder for accounts on the Intermediary’s books and records that have been identified by the Fund as having engaged in transactions of the Fund’s Shares (directly or indirectly through the Intermediary’s account) that violate policies established by the Fund for the purpose of

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eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund.

(1)	Form of Instructions.

Instructions must include the TIN, if known, and the specific restriction(s) to be executed. If the TIN is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

(2)	Timing of Response.

Intermediary agrees to execute instructions as soon as reasonably practicable, but not later than 5 business days after receipt of the instructions by the Intermediary.

(3)	Confirmation by Intermediary.

For NFS transaction information, Intermediary shall provide written confirmation to the Fund that instructions have been executed. Intermediary agrees to provide confirmation as soon as reasonably practicable, but not later than 10 business days after the instructions have been executed.

(c)	Definitions.

For purposes of this paragraph:

(i)	The term “Fund” includes the fund’s principal underwriter and transfer agent. The term does not include any “excepted funds” as defined in SEC Rule 22c-2(b) under the Investment Company Act of 1940.

(ii)	The term “provide or arrange to provide” means if the record keeping is not done on the books and records of Intermediary, Intermediary will provide the information request to its indirect intermediary and will reasonably assist Fund/ Agent in working with its indirect intermediary to obtain the information through another means.

(iii)	The term “Shares” means the interests of Shareholders corresponding to the redeemable securities of record issued by the Fund under the Investment Company Act of 1940 that are held by the Intermediary.

(iv)	The term “Shareholder” means the beneficial owner of Shares, whether the Shares are held directly or by the Intermediary in nominee name, a Participant notwithstanding that the Plan may be deemed to be the beneficial owner of Shares, or a holder of interests in a variable annuity or variable life insurance contract issued by the intermediary.

(v)	The term “written” includes electronic writings and facsimile

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transmissions.

(d)	Cost.

The Funds agree to reimburse Intermediary for reasonable costs associated with complying with requests for data older than one (1) year.

(e)	Limitation of Liability.

Nothing herein, nor any action or inaction by Intermediary, shall be construed as, or infer that Intermediary has undertaken any duty or obligation, other than that already imposed upon it pursuant to applicable law or regulation, whether expressed or implied, at law or in equity, to detect abusive trading activities pursuant to the Funds’ abusive trading procedures.

(signature page follows)

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

MGI Funds Distributor, LLC	Fidelity Brokerage Services LLC (solely with respect to Articles I and III) Member NYSE, SIPC

By: /s/ Mark A. Fairbanks Name: Mark A. Fairbanks Title: Vice President Date: 2/5/2020	By: /s/ Andrew Beasley Name: Andrew Beasley Title: Head of Business Development Date: 2/12/2020

Mercer Investments LLC	Fidelity Investments Institutional Operations Company, LLC (solely with respect to Articles II and III)

By: /s/ Stephen Gouthro Name: Stephen Gouthro Title: Chief Operations Officer Date: 2/5/2020	By: /s/ Brian Hurton Name: Brian Hurton Title: Vice President Date: 2/5/2020

Mercer Funds	National Financial Services LLC (solely with respect to Articles I and III) Member NYSE, SIPC

By: /s/ Stephen Gouthro Name: Stephen Gouthro Title: Chief Operations Officer Date: 2/5/2020	By: /s/ Robert Rocco Name: Robert Rocco Title: Vice President Date: 2/5/2020

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EXHIBIT A - FEE SCHEDULE

1.	Universal Fees.

The fees set forth in this Part 1 apply to both the Brokerage Channels and FIIOC Channel:

(a)	Start Up Fees

Fund/Agent shall pay to NFS a start up fee (“Start Up Fee”) for Fidelity’s initial set up and preparation to support a new group or family of Funds as set forth in Exhibit C. The Start Up Fee will be due and payable to NFS upon the execution of this Agreement and prior to the availability of any such Fund through the Channels.

(b)	CUSIP Fee

The annual per CUSIP fee (“CUSIP Maintenance Fee”) is set forth in Exhibit C. Fidelity may, in its sole discretion, charge the fee for each CUSIP that has a total market value of Shareholder assets of less than $1.5 million as of December 31st of the preceding year.

(c)	Monthly Minimum Fee

Fund/Agent shall pay NFS a monthly minimum fee as set forth on Exhibit C (the “Minimum Fee”). The Minimum Fee shall be reduced each month by the aggregate amount of the NTF Asset-Based Fee, Administrative Fee and FIIOC Channel Service Payment (each as defined below) invoiced by NFS to Fund/Agent for such month (the “Aggregate Monthly Fee”). For the avoidance of doubt, (i) the Minimum Fee shall not be reduced by any fees invoiced hereunder except for the Aggregate Monthly Fee, and (ii) if the amount of the Aggregate Monthly Fee equals or exceeds the Minimum Fee for a month, then the Minimum Fee shall be reduced to zero dollars ($0.00) for such month and in no event shall such reduction result in a credit or payment to Fund/Agent. The Minimum Fee shall be calculated and paid monthly in arrears. Subsequent to each month-end NFS shall send to Fund/Agent one statement of the amount of the Minimum Fee if the Minimum Fee for such month exceeds zero dollars.

2.	Brokerage Channel Fees. – If Applicable

(a)	Asset-Based Fee for No Transaction Fee Fund Program

For the services provided to the Brokerage Channels by NFS and FBS hereunder in connection with those funds indicated on Exhibit C as participating in the No Transaction Fee (“NTF”) Fund program, Fund/Agent shall pay, or cause to be paid, to NFS the fee set forth in Exhibit C, which is a percent per annum of the daily market value of the total number of Shares of such Fund held in accounts at NFS (determined by multiplying the number of such Shares times the publicly-reported NAV of each Share), excluding the value of Shares that were purchased by customers as a Transaction Fee Fund (the “NTF Asset-Based Fee”). In the event the Fund is subsequently changed to a Transaction Fee Fund or, through merger or acquisition by any Fund assets of a third-party mutual fund become subject to this Agreement, Fund Shares that were purchased as No Transaction Fee will remain or become subject to the NTF Asset-Based Fee.

(b)	Administrative Fee for Transaction Fee Fund Positions

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Fund/Agent shall pay, or cause to be paid, to NFS an administrative fee with respect to FBS and Correspondent positions as set forth in Exhibit C, which is a percentage per annum of the daily market value of the total number of Shares of such Fund positions held in accounts at NFS (determined by multiplying the number of such Shares times the publicly-reported net asset value of each Share) excluding the value of Shares that were purchased by customers as a NTF Fund (“Administrative Fee”). In the event the Fund is subsequently changed to a No Transaction Fee Fund or, through merger or acquisition by any Fund assets of a third-party mutual fund become subject to this Agreement, Fund Shares that were purchased as Transaction Fee will remain or become subject to the Administrative Fee.

(c)	Invoices

The NTF Asset-Based Fee and Administrative Fee shall be calculated daily and paid monthly in arrears. Subsequent to each month-end, NFS shall send to Fund/Agent one or more statements of the market value of Shares of the Fund for which the fees are calculated for the preceding month, together with a statement of the amount of the NTF Asset-Based Fee and/or Administrative Fee.

3.	FIIOC Channel Service Payment.

For the services provided to the FIIOC Channel by FIIOC hereunder, Fund/Agent shall pay, or cause to be paid, to FIIOC the amounts set forth on Exhibit C equal to a percentage per annum of the average aggregate amount invested in the Funds through the FIIOC Plans each calendar month (the “FIIOC Channel Service Payment”). The average aggregate amount invested through the FIIOC Plans over a calendar month shall be computed by totaling the FIIOC Plans’ daily investments during the month and dividing such total by the actual number of calendar days in the month. Daily investments shall include amounts invested by the FIIOC Plans either directly or indirectly in the Funds including, but not limited to, direct investments in the Funds and investments in the Funds by “strategy funds” and other customized FIIOC Plan investment options contemplated by Exhibit G.

FIIOC shall calculate the FIIOC Channel Service Payment at the end of each calendar month and shall forward an invoice to Fund/Agent, along with such other supporting data as may be reasonably requested by Fund/Agent.

4.	General.

This Part 4 applies to the Minimum Fee, the Brokerage Channels and FIIOC Channel:

Fund/Agent’s acceptance of a trade in a Fund constitutes Fund/Agent’s agreement to be bound by the terms of this Exhibit A with respect to said Fund.

Upon prior written notice to Fund/Agent, Fidelity may change, amend, or waive any fee or the method of payment thereof under this Agreement and Fidelity may issue to Fund/Agent a new or replacement Exhibits A and C or other writing documenting such change, amendment, or waiver. Such change, amendment, or waiver shall be effective on the date stated in such notice. The acceptance by Fund/Agent of any Order after the date stated in such notice shall represent Fund/Agent’s agreement to pay, or cause to be paid, such fees to Fidelity.

All fees are due within thirty (30) days upon receipt of invoice. In the calculation of fees, Fidelity’s records shall govern unless Fund/Agent can, within 12 months of receipt of invoice, demonstrate that the number of Shares or Fund price(s) used in such calculation is inaccurate. Payment shall be by wire transfer or other form acceptable to Fidelity and shall be separate from payments related to redemption proceeds and distributions. If Fund/Agent fails to remit such fees within 30 days, Fund/Agent will be subject to a monthly 1.0% (12% per annum) late charge on aggregate outstanding balances.

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EXHIBIT B - RETIREMENT FUNDSNETWORK ADDENDUM

1.	Retirement FundsNetwork.

(a)	Retirement FundsNetwork Services

(1)	FBS shall market and promote Retirement FundsNetwork in such manner and frequency as it deems reasonable in its sole discretion. Such marketing and promotion may include reference to the various funds available through Retirement FundsNetwork, including the Funds, and be directed, without limitation, to third party administrators of defined contribution plans, non-qualified deferred compensation plans, defined benefit plans, and governmental retirement plans (“Retirement Plans”) and other intermediaries who may provide services to Retirement Plans, such as investment advisers, broker/dealers and other investment professionals (collectively “Retirement Plan Providers”). Notwithstanding the forgoing, Fund/Agent understands and acknowledges that (i) nothing in this Addendum or the Services Agreement will be deemed to require that FBS market or promote the Funds or engage in any activity that is primarily intended to result in the sale of Fund Shares; and (ii) the fees payable hereunder are not “special cash compensation” for purposes of FINRA Rule 2341(l)(4).

(2)	FBS shall make the Funds available through Retirement FundsNetwork only to Retirement Plans. NFS and FBS shall provide to Retirement Plans that maintain accounts for Shareholders in Funds acquired through Retirement FundsNetwork the services set forth in the Services Agreement and such other administrative services as NFS, FBS and Fund/Agent may agree upon in writing from time to time.

(3)	Fund/Agent shall have no responsibility with respect to administrative services, including tax reporting, for participants in each Retirement Plan.

(4)	NFS and FBS retain the right to determine in their sole discretion: (i) whether any person or entity is eligible to become or remain a FBS or NFS client, (ii) whether any mutual fund is eligible to participate in Retirement FundsNetwork, and (iii) whether any Retirement Plan is eligible to purchase Funds through Retirement FundsNetwork.

(5)	In connection with servicing the Retirement Plans, the Retirement Plan Providers may perform some or all of the following customary Retirement Plan Provider services. However, neither NFS nor FBS shall be responsible for the performance of any of these services and makes no representation as to whether or to what extent the Retirement Plan Providers are performing these services.

(i)	Maintaining separate records for each participant under the Retirement Plans, which records may reflect the Fund Shares purchased, redeemed, and exchanged, and the Share balances of such participants in the Funds.

(ii)	Maintaining and preserving records as required by law to be maintained and preserved in connection with providing the recordkeeping services for the Retirement Plans, which may include maintaining historical information required to calculate and process participant benefits, and maintaining

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records of the residence or company address and taxpayer identification number provided by each participant.

(iii)	Investigating all inquiries from participants and Retirement Plan representatives relating to interests of participants in the Fund Shares, and responding to all communications from participants, Plan representatives, and other persons having an interest in a Retirement Plan.

(iv)	Providing benefit administration (may include updating data, periodic benefit calculations, participant communications, and payment processing).

(v)	Providing actuarial services (may include ERISA minimum/maximum funding calculations) and reporting results to the Retirement Plan sponsor.

(vi)	Preparing government forms and benefit statements (which may show current and projected plan benefits).

(vii)	Maintaining an investment platform for reporting and monitoring plan assets to assist Retirement Plan sponsor in meeting fiduciary responsibilities.

(b)	Fees

In addition to the fees payable to NFS for the services provided in the Services Agreement, Fund/Agent shall pay, or cause to be paid, to NFS and FBS a fee with respect to each Fund available through Retirement FundsNetwork for the services provided pursuant to this Addendum, which fee shall be based upon the market value of Shares of the Funds held by NFS for the accounts of customers of NFS and FBS attributable to the Retirement FundsNetwork.

The amount of such fee shall be set forth on Exhibit C, which is a percent per annum of the daily market value of the total number of Shares of such Fund held in accounts at NFS (determined by multiplying the number of such Shares times the publicly-reported NAV of each Share), calculated daily. The fee shall be billed and paid in the same manner as the NTF Asset-Based Fee.

(c)	Payments to Third Parties

In consideration of potential efficiencies accruing to NFS and FBS resulting from the provision of services to Retirement Plans by third parties, including but not limited to reduced recordkeeping and participant servicing obligations and related expenses, NFS and FBS may pay all or a portion of the fees paid to NFS and FBS pursuant to the Services Agreement and this Addendum to third parties, including, but not limited to, Retirement Plan sponsors or trustees or, at the request of such Retirement Plan sponsors or trustees, directly to Retirement Plan Providers. Fund/Agent acknowledges and consents to NFS and FBS making such payment(s) and shall advise Fidelity in writing of any eligibility criteria, conditions, or limitations imposed by any Fund, Fund Prospectus or other document or policy of the Fund or Fund/Agent with respect to the payment to a third party of all or a portion of the fees paid to NFS and FBS hereunder. The maximum payment to third parties (if any) is set forth on Exhibit C.

(d)	Funds Available

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The Funds made available through Retirement FundsNetwork shall be listed on Exhibit C as such exhibit may be amended in writing by the parties from time to time. By designating a Fund on Exhibit C, Fund/Agent represents and warrants that (1) it has the authority to enter into this Addendum and to designate such Fund as available through Retirement FundsNetwork; (2) Fund/Agent has received any approvals required on the part of the Fund or its Board of Trustees or Directors; and (3) the arrangements contemplated herein are disclosed in the Fund’s Prospectus to the extent required by applicable law.

2.	Duration and Termination of Addendum.

With respect to any Fund made available through Retirement FundsNetwork, this Addendum shall become effective upon the date such Fund is identified on Exhibit C, and shall continue in force for one year, and shall thereafter continue automatically for successive annual periods unless earlier terminated and subject to any periodic approval required by the Fund or its Board of Trustees. This Addendum may be terminated separately from the Services Agreement as to any Fund made available through Retirement FundsNetwork by any party upon 90 days written notice thereof to the other parties. This Addendum shall terminate upon the termination of the Services Agreement.

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EXHIBIT C - FUNDS

[Please contact your FundsNetwork Relationship Manager]

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EXHIBIT D - PROSPECTUS DELIVERY OPTION

Please indicate the Prospectus delivery option that, as of the effective date of this Agreement, Fund/Agent will employ to ensure that Fidelity or its designee has sufficient quantities of current Prospectuses and Summary Prospectuses available for delivery on or prior to the effective date of each Prospectus. Fidelity acknowledges that Fund/Agent may change its election from time to time, but that regardless of which option Fund/Agent employs, Fund/Agent will provide current prospectuses (in paper or electronic form) to Fidelity or its designee so that Fidelity can deliver current prospectuses to customers for initial purchases and upon customer request. The parties agree that any such change will not constitute an amendment of the Agreement:

_x__

Electronic Online Print – The Fund provides to Fidelity or its designee or makes available through the SEC “EDGAR” database, prior to or on its effective date, electronic versions of current effective Prospectuses and Summary Prospectuses, whereby Fidelity or its designee can print the current effective Prospectuses or Summary Prospectuses for each required transaction. The Fund agrees to pay for printing charges. With this option, the Fund is not required to provide paper documents to Fidelity or its designee.

___

Inventory Paper Prospectuses – The Fund provides sufficient quantities of current paper Prospectuses and Summary Prospectuses to Fidelity or its designee for delivery on or prior to its effective date. In the event that sufficient quantities are not provided, Fidelity or its designee will use reasonable means to print and deliver the documents. Fund is responsible for printing charges. Notwithstanding this election, Fund/Agent acknowledges that Fidelity’s designee may determine to accept only electronic versions of Summary Prospectuses.

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EXHIBIT E - ACKNOWLEDGEMENT OF CUSTODIAN

Custody of Uncertificated Mutual Fund Shares; SEC Rule 15c3-3

National Financial Services LLC (“NFS”), a registered broker-dealer, has been asked to establish mutual fund “street name” accounts in one or more of your Funds which accounts will contain the assets of customers of NFS or customers of Correspondents of NFS. Each such account will be registered as “Special Custody Account for the Exclusive Benefit of Customers of National Financial Services LLC,” or in a form sufficiently similar to identify the account(s) as containing the assets of customers of NFS or customers of Correspondents of NFS.

Under a clarification to SEC Rule 15c3-3, in order for uncertificated mutual fund shares to be considered held in a good control location, broker-dealers are required to obtain a specific acknowledgment from the mutual fund holding these types of accounts.

Accordingly, NFS requests that you confirm that the assets of NFS’ customers held in the “street name” accounts registered as noted above will be held free from any right, charge, security interest, lien or claim against NFS in favor of such Fund or its agents. NFS acknowledges that such “street name” accounts do not and will not participate in a letter or statement of intention that the Funds may offer.

Please confirm this understanding by signing as indicated below.

CONFIRMED:

On behalf of the Fund(s):

By: /s/ Stephen Gouthro

Name: Stephen Gouthro

Title: Chief Operations Officer

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EXHIBIT F - FIIOC PRICING INFORMATION

The Pricing Information as described in Article 2 shall be provided by Fund/Agent to FIIOC in accordance with the following:

(1)	By 8:00 pm ET, Fund/Agent shall transmit the Pricing Information to FIIOC via an EDT or via entry into the Fidelity Remote Pricing Screen (“Webstation”). FIIOC shall specify the file format and protocols for the EDT and Webstation, and FIIOC reserves the unilateral right to change such format or protocols upon notice to Fund/Agent.

(2)	In the event that EDT or Webstation is unavailable prior to 7:45 p.m. ET on any Business Day, Fund/Agent will notify FIIOC via telephone, at 859-386-7131, and shall then send the Pricing Information via e-mail (to LateNight@fmr.com) or fax (to 859-392-4222), or other addresses and numbers as FIIOC may designate in writing from time to time. The fax and/or e-mail shall be sent in FIIOC’s format, or a format acceptable to FIIOC (which will include the Fund CUSIP), and in each case by no later than 8:00 p.m. ET on that Business Day.

(3)	In the event that Fund/Agent has faxed or e-mailed Pricing Information pursuant to subsection (2) above, Fund/Agent shall call FIIOC by 7:45 p.m. ET on the applicable Business Day to confirm receipt of the faxed or e-mailed Pricing Information.

(4)	In the event that a fax machine or e-mail is unavailable to either Fund/Agent or FIIOC prior to 8:00 p.m. ET on any Business Day, Fund/Agent shall provide FIIOC with the Pricing Information via a telephone call at 859-386-7131, or such other number as FIIOC may designate in writing from time to time, by 8:00 p.m. ET, and shall confirm such information via fax or e-mail as soon as practicable. FIIOC shall document the Pricing Information received by telephone, referencing the Fund/Agent’s employee name, date and time.

(5)	In the event that Fund/Agent does not provide Pricing Information to FIIOC in accordance with Steps (1) through (4) above, transactions involving the Fund (which may include other FIIOC Plan investment options for purposes of Participant distributions and exchanges, as described in the relevant provisions of Article 2) shall be held until it is administratively feasible to update these transactions in a next nightly cycle following receipt of Pricing Information from Fund/Agent. Held transactions shall then be processed “as-of” the original Trade Date.

(6)	Any revised Pricing Information submitted via fax or e-mail shall be in FIIOC’s format, shall be clearly marked as revised Pricing Information, and must be received by FIIOC prior to 8:00 p.m. ET on the applicable Business Day. Fund/Agent shall contact FIIOC by telephone at 859-386-7131 by 7:45 p.m. ET on such Business Day to confirm receipt of the revised Pricing Information.

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EXHIBIT G - OPERATIONAL GUIDELINES FOR FUND UNITIZATION

The following provisions will apply when a Fund is “unitized” by FMTC. At the direction of a FIIOC Plan sponsor, a Fund may be unitized by FMTC for purposes of including the Fund as a component of a custom investment option for a FIIOC Plan. Unitization consists of formulating a daily NAV for a custom investment option based on the respective NAVs of the underlying components. All dividends and capital gains are reinvested in the custom investment option.

In order for FMTC to unitize the custom investment option and provide the associated administrative and recordkeeping services, Fund/Agent and FMTC agree to comply with the following operational guidelines to the extent any Fund is included as a component of a custom investment option. All terms not otherwise defined herein shall have the same meaning as that set forth in the Services Agreement:

1.	Pricing Information.

By 7:00 p.m. ET each Business Day, Fund/Agent shall transmit, or cause to be transmitted, the Pricing Information to the NASDAQ Mutual Fund Quotation Service, or such other valuation service or repository as FMTC may direct from time to time. Fund/Agent or its agent has executed or shall execute any necessary access agreements and will abide by all terms and conditions prescribed by NASDAQ OMX. Fund/Agent shall transmit the Pricing Information even if said Pricing Information is unchanged from the previous Business Day.

If on any Business Day NASDAQ is unavailable, Fund/Agent shall, by 6:30 p.m. ET on such Business Day, send Pricing Information to FPCMS.External.Funds@fmr.com or shall provide Pricing Information via telephone at 817-474-6300 (Hotline).

In the event that Fund/Agent fails to provide Pricing Information to FMTC by 6:30 p.m. ET on a Business Day, FMTC may use the Pricing Information from the prior Business Day in its calculations.

2.	Pricing Failures.

If Fund/Agent fails to provide Pricing Information in accordance with Section 1 on any Business Day or the Pricing Information obtained by FMTC is incorrect then, subject to applicable law and regulatory guidelines, Fund/Agent shall assume financial responsibility for any losses in accordance with the following provisions:

•	In the event that a FIIOC Plan or Participant suffers a loss from investment in the custom investment option which cannot be corrected by FMTC through an adjustment to the FIIOC Plan or Participant’s account, then subject to applicable law and regulatory guidelines, Fund/Agent shall be responsible for compensating the account so that the FIIOC Plan or Participant who has incurred such a loss shall be made whole.

•	In the event that a FIIOC Plan or Participant gains from investment in the custom investment option, thereby disadvantaging the custom investment option, and the FIIOC Plan or Participant continues to invest in the custom investment option, FMTC shall adjust the FIIOC Plan or Participant’s account upon notification to the FIIOC Plan sponsor and remit such adjustment proceeds to the Fund(s) in order to make the Fund(s) whole.

•	In the event that a FIIOC Plan or Participant gains from investment in the custom investment option, thereby disadvantaging the Fund(s), and the FIIOC Plan or Participant receives a

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distribution which includes such gain, FMTC, upon notification to the FIIOC Plan sponsor, shall make a reasonable effort to recover from the FIIOC Plan or Participant the amount overpaid to such FIIOC Plan or Participant and return such overpayment to the Fund(s), provided that Fund/Agent assumes responsibility for all reasonable and demonstrable expenses incurred by FMTC in attempting to recover the overpayment. Fund/Agent shall be responsible for making the Fund(s) whole for any overpayment amount which cannot be recovered by FMTC.

•	In the event that a FIIOC Plan or Participant gained from its investment in the custom investment option, thereby disadvantaging the Fund(s), and the amount of the overpayment has been invested in another investment option under the FIIOC Plan, FMTC, upon notification to the FIIOC Plan sponsor, shall sell the excess units or Shares in such investment option in the affected FIIOC Plan or Participant’s account to the extent then available on a current basis and remit the resulting proceeds to the Fund(s) to make the Fund(s) whole. Fund/Agent shall be responsible for making the Fund whole for any dilution in the value of the excess units or Shares recovered from the FIIOC Plan or Participant’s account between the date of investment in another investment option and date of recovery of such excess units or Shares.

•	Fund/Agent shall not net the impact of individual FIIOC Plan or Participant investment gains and losses in calculating any compensation due FIIOC Plan or Participants.

3.	Appointment of FMTC as Limited Agent, Acceptance of Orders and Trade Reporting.

•	Fund/Agent appoints FMTC as its agent for the sole and limited purpose of accepting orders for the purchase, exchange, and redemption of Shares of the Fund derived from FIIOC Plan or Participant instructions (“Orders”) pursuant to these Operational Guidelines. Notwithstanding anything in these Guidelines to the contrary, FMTC shall not act as agent for Fund/Agent in any manner whatsoever, except in accepting such Orders.

•	FMTC, as agent of Fund/Agent, shall accept Orders prior to the Close of Trading on each Business Day on which there is trade activity in the Fund (“Trade Instructions”) and such Orders shall be treated as having been received by Fund/Agent on such Business Day.

•	FMTC and Fund/Agent agree that trading of Orders shall occur via the National Securities Clearing Corporation’s (“NSCC”) Defined Contribution Clearance and Settlement Service. National Financial Services (“NFS”) and Fund/Agent have executed and filed the standard agreements required for participating in and trading through the NSCC and Fidelity Brokerage Services LLC, NFS, and Fund/Agent have entered into a Services Agreement and/or have developed trading procedures (“Procedures”) pursuant to which NFS transmits to Fund/Agent orders for the purchase, redemption, or exchange of Shares of the Fund, as identified in such Services Agreement or Procedures, on behalf of customers of NFS through the NSCC.

•	Each Business Day following Trade Date (TD + 1), FMTC shall provide to NFS instructions for the net purchase or net redemption of Shares of the Fund based on Orders accepted prior to the Close of Trading on the prior Business Day. NFS shall in turn transmit such instructions to Fund/Agent in accordance with the provisions of the Services Agreement or Procedures and pursuant to each party’s obligations under the rules of membership of the NSCC. Fund/Agent shall effect such instructions at the public offering price of the Shares of the Fund calculated as of the Close of Trading on the Business Day on which the Order was accepted by FMTC.

4.	Settlement.

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Settlement between NFS and Fund/Agent shall occur through the NSCC.

5.	Confirmation and Reconciliation.

Confirmation of trading and balances will be provided to FMTC by NFS/NSCC.

6.	Fund Waivers.

Notwithstanding any contrary provision of the Agreement, Fund/Agent hereby agrees to waive any and all loads or fees associated with purchase, exchange, and redemption transactions. Any trading restrictions, including those related to the size and frequency of transactions, are also waived.

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EXHIBIT H - FUND NOTICES

1.	Notice of Fund Changes.

Fund/Agent shall provide notice of the following changes relative to any Fund to FundNotices@fmr.com:

•	Benchmark Change

•	Expense Cap Change

•	Fund Closing (Hard Close, Semi-Hard, Soft Close)

•	Fund Liquidation

•	Fund Merger

•	Fund Name Change

•	New Share Class

•	Objective Change

•	Portfolio Manager Change / Multi-Portfolio Manager Change

•	Redemption Fee (Waivers/ Add / Change)

•	Short-Term Trading Fee (Add / Change)

•	Splits / Reverse Splits

•	Strategy Change

•	Sub-Advisor Change (Single, Multi)

•	Rule 12b-1 Plan Change

•	Investment Minimum Change

•	Sales Charge Changes (Including Reductions/ Waivers)

2.	Information to be Provided.

If possible, and where applicable, the following information will be provided in relation to any of the foregoing changes:

•	Type of Fund Change

•	Shareholder Meeting Date (proxy)

•	Proxy Results

•	Effective Date

•	New Legal Fund Name

•	Fund CUSIP

•	Fund Ticker

•	Fund Share Class

•	Prospectus Sticker

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•	Fund Company Press Release

•	Formal Notification on the Fund Company’s Letterhead

•	Fund Company’s Q&A document

3.	Definitions.

For purposes of the foregoing, the following definitions apply:

Hard Close: All cash flows into the Fund effectively cease at the close date. As of the close date, continued investment in the fund in question is prohibited by all investors, except for dividend reinvestment, whether or not a Shareholder or Participant has an existing balance.

Semi-hard Close: This Fund closing is viewed at the Shareholder or Participant level. As of the effective date of the close, continued investment in the Fund in question is limited to Shareholders or Participants who have an existing balance. An existing balance is defined as a non-zero balance (i.e. if a Shareholder or Participant liquidates the entire investment in a Fund, that Shareholder or Participant no longer has a balance, therefore is not permitted to subsequently invest in the Fund).

Soft Close: A soft close is viewed at the Brokerage Channel customer or FIIOC Plan sponsor level. As of the close date, continued investment in the Fund in question is limited to Shareholders or Participants who already have active access to the Fund. Shareholders or Participants who had balances in the Fund may continue to invest, and new Shareholders and Participants who had access to the Fund can begin to invest in the Fund.

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